EXHIBIT 11

                     TRANSPORT CORPORATION OF AMERICA, INC.
                 Computation of Net Earnings per Weighted Common
                           and Common Equivalent Share
                                   (unaudited)

                                                    Three months ended March 31,
                                                    ---------------------------
                                                          1996         1995
- - --------------------------------------------------------------------------------
Weighted average number of common
     shares outstanding                                 6,420,867    6,329,607

Dilutive effect of outstanding stock
     options and warrants                                 287,410      359,818

            Weighted average number of common and
                common equivalent shares outstanding    6,708,277    6,689,425
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            Net earnings                               $  645,179   $1,046,356
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            Net earnings per weighted common and
                common equivalent share                $     0.10   $     0.16
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